Chembio Completes US Clinical Trials for Two HIV Rapid Tests

Tuesday December 21, 8:30 am ET

Nears Pre-Marketing Approval Submission to the FDA

MEDFORD, NY--(BUSINESS WIRE)--Dec. 21, 2004--Chembio Diagnostics, Inc. (OTCBB:CEMI - News) today announced that it has completed clinical trials on two HIV rapid tests, HIV Stat Pak and Sure Check(TM) HIV, with results which meet current FDA expectations for specificity and sensitivity.. The completion of these clinical trials enables the company to submit a completed Pre-Marketing Approval ("PMA") to the FDA which Chembio expects to do very soon.

Each of these rapid tests provide test results within 15 minutes, thereby allowing individuals who are tested to learn their HIV status at the time the test is taken. This allows prevention and treatment strategies in the US and globally to be implemented more effectively and efficiently.

The clinical trial protocol was conducted pursuant to an Investigational Device Exemption ("IDE") granted the Company by the United States Food & Drug Administration (FDA) to conduct these trials at five different approved clinical settings across the United States. A total of 2,700 patients were tested from low risk and high risk populations and individuals known to be HIV-positive, all as prescribed in the protocol. Samples of finger-stick whole blood, venous whole blood, serum and plasma were collected from the 2,700 participants in sufficient quantities to run on each of Chembio's tests and to then confirm such test results against a sequence of laboratory reference tests. In addition to the high correlation with the reference methods, it is also noteworthy that there were no discrepancies either between sample types (whole blood, serum, etc) or between the two tests.

The data have not been reviewed by the FDA nor have the products been approved for sale in the United States, which will only be possible after satisfaction of all PMA requirements and conditions which include a complete review of all manufacturing facilities and related documentation. The products however may be exported internationally pursuant to FDA export regulations.

"We are very pleased with the results of these clinical trials and look forward to working with FDA in the months ahead on satisfying the remaining requirements for approval of our PMA and providing the public health community committed to fighting this epidemic with an essential and cost-effective tool for slowing the spread of this epidemic " commented Lawrence Siebert, President of Chembio. Mr. Siebert further stated, "This is an important milestone for our company and I am most appreciative of the fine job that our professional development and regulatory team has done in bringing us to this point"

ABOUT CHEMBIO

Chembio Diagnostics, Inc. possesses expertise in the development and manufacturing of rapid test products for various indications, including HIV, Tuberculosis and Mad Cow Disease. As part of Chembio's strategy to provide its HIV rapid tests to millions of people worldwide through governmental and non-governmental agencies, selected distributors and strategic partners, Chembio Diagnostics, Inc. (through its subsidiary Chembio Diagnostic Systems Inc.) has recently participated in numerous evaluations of its HIV rapid tests with leading agencies and companies around the world. Chembio is currently completing clinical trials in the United States for two of its HIV rapid tests, Sure Check and HIV Stat-Pak, in support of a planned submission to the FDA for US regulatory approval, which is anticipated in 2005. Chembio signed a technology transfer agreement with the Oswaldo Cruz Institute in February 2004 for one of its HIV tests and is a supplier to Prionics AG for a new rapid test for Mad Cow Disease that has been developed and is awaiting regulatory clearance in Europe. Chembio's headquarters are located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC").

Contact:
CEOcast, Inc. for Chembio
Ed Lewis, 212-732-4300x 225